Exhibit 5.1

August 4, 2023
Perficient, Inc.
555 Maryville University Drive
Suite 600
St. Louis, Missouri 63141
Re:    Registration Statement on Form S-8 for an additional one million five hundred thousand (1,500,000) shares of Perficient, Inc. common stock, par value $0.001 per share, for issuance under the Third Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan.

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Perficient, Inc., a Delaware corporation (the “Company”), on August 4, 2023, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to an additional one million five hundred thousand (1,500,000) shares (the “Additional Shares”) of the Company’s common stock, par value $0.001 per share, issuable pursuant to the Third Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan (the “2012 Incentive Plan”), we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including an executed copy of the Opinion Certificate dated as of the date hereof executed by Paul E. Martin, Chief Financial Officer of the Company, the Company’s Amended and Restated Certificate of Incorporation, its Second Amended and Restated Bylaws and statements we have received from officers and representatives of the Company.

Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Company. In examining such materials and in delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of the originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Additional Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based solely on the foregoing, we are of the opinion that the Additional Shares to be issued by the Company pursuant to the 2012 Incentive Plan have been duly authorized and, when issued by the Company in accordance with the 2012 Incentive Plan, will be duly and validly issued and will be fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement as Exhibit 5.1.

Very truly yours,

/s/ THOMPSON COBURN LLP